Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 8,642,704 shares of common stock of LTX Corporation, issuable under the 2004 Stock Plan of LTX Corporation of our reports dated October 12, 2007, with respect to the consolidated financial statements of LTX Corporation and the effectiveness of internal control over financial reporting of LTX Corporation, included in its Annual Report (Form 10-K) for the year ended July 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Boston, Massachusetts

December 10, 2007